Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Hall of Fame Resort & Entertainment Company

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	275,000	(3)	$7.91	(2)	$2,175,250.00	$0.0001102	$239.71
Total Offering Amounts									$239.71
Total Fee Offsets									—
Net Fee Due									$239.71

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from any share split, share dividends, recapitalization or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on an average of the high and low prices of the common stock, par value $0.0001 per share (the “Common Stock”), of Hall of Fame Resort & Entertainment Company (the “Company”) as reported on the Nasdaq Global Select Market on June 6, 2023.

(3)	This Registration Statement covers the registration of 275,000 shares of Common Stock, which may be offered and sold upon the exercise or vesting of stock-based awards or the issuance of stock-based awards which may hereinafter be issued under the Hall of Fame Resort & Entertainment Company Amended 2020 Omnibus Incentive Plan.